Exhibit 10.6

TRIO-TECH INTERNATIONAL
AMENDMENT TO 2017 DIRECTORS EQUITY INCENTIVE PLAN

    Section 4 of the 2017 Directors Equity Incentive Plan of Trio-Tech International is amended to read in its entirety as follows:

"4.           Stock Subject to Plan.  There shall be reserved for issue upon the exercise of options granted, or restricted stock awarded, under the Plan 600,000 shares of Common Stock or the number of shares of Common Stock which, in accordance with the provisions of Section 9 hereof, shall be substituted therefor. Such shares may be authorized but unissued shares or treasury shares. If an option granted under the Plan shall expire or terminate for any reason without having been exercised in full, unpurchased shares subject thereto shall again be available for the purposes of the Plan..”